--------                                          -------------------------
 FORM 3                                           OMB APPROVAL
--------                                          OMB Number: 3235-0104
                                                  Expires: October 31, 2001
                                                  Estimated Average Burden
                                                  Hours per response:....
                                                  0.5
                                                  -------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
|1. Name and Address of Reporting Person*  |2. Date of Event Requiring |4. Issuer Name and Ticker or Trading Symbol                |
|                                          |   Statement               |                                                           |
|   Shaw, Robert E.(1)                     |   (Month/Day/Year)        |   Shaw Industries, Inc. (SHX)                             |
|------------------------------------------|                           |                                                           |
|    (Last)     (First)     (Middle)       |   11/30/2000              |-----------------------------------------------------------|
|                                          |                           |5. Relationship of Reporting     | 6. If Amendment, Date   |
|                                          |---------------------------|   Person(s) to Issuer           |    of Original          |
|------------------------------------------|3. IRS Identification      |   (Check all applicable)        |    (Month/Day/Year)     |
|               (Street)                   |   Number of Reporting     |                                 |                         |
|                                          |   Person, if an Entity    |[X] Director  [ ] 10% Owner      |                         |
|   616 East Walnut Avenue                 |   (Voluntary)             |                                 |                         |
|                                          |                           |[X] Officer   [X] Other (specify |                         |
|                                          |                           |    (give               below)(2)|-------------------------|
|                                          |                           |    title below)                 |7. Individual or Joint/  |
|                                          |                           |    Part of 10% Beneficial       |   Group Reporting (Check|
|                                          |                           |    Owner Group                  |   applicable line)      |
|--------------------------------------------------------------------------------------------------------|                         |
|        (City)      (State)      (Zip)                                                                  |   [ ] Form Filed by     |
|                                                                                                        |       One Reporting     |
|   Dalton           Georgia       30720                                                                 |       Person            |
|                                                                                                        |   [X] Form Filed by     |
|                                                                                                        |       More than One     |
|                                                                                                        |       Reporting Person  |
|                                                                                                        |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|                  TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                               |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security                    |    2. Amount of Securities   |     3. Ownership Form:    |    4. Nature of Indirect     |
|   (Instr. 3)                           |       Beneficially Owned     |        Direct (D) or      |       Beneficial             |
|                                        |       (Instr. 4)             |        Indirect (I)       |       Ownership (Instr. 5)   |
|                                        |                              |        (Instr. 5)         |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
| Common Stock                           | 6,635,348                    |           D               |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
| Common Stock                           | 100,000                      |           I               | By Partnership               |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
| Common Stock                           | 97,395                       |           I               | By 401(k)                    |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
| Common Stock                           | 567,840                      |           I               | By Spouse                    |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
-----------------------------------------------------------------------------------------------------------------------------------

*     If the form is filed by more than one Reporting Person, see
      Instruction 5(b)(v).


FORM 3 (CONTINUED)                   TABLE II -- DERIVATIVE BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
| 1. Title of Derivative Security |2. Date             |3. Title and Amount of    |4. Conver-  | 5. Owner-   |6. Nature of Indirect|
|    (Instr. 4)                   |   Exercisable and  |   Securities Underlying  |   sion or  |    ship     |   Beneficial Owner- |
|                                 |   Expiration Date  |   Derivative Security    |   Exercise |    Form of  |   ship (Instr. 5)   |
|                                 |   (Month/Day/Year )|   (Instr. 4)             |   Price of |    Deriva-  |                     |
|                                 |                    |                          |   Deriva-  |    tive     |                     |
|                                 |                    |                          |   tive     |    Security:|                     |
|                                 |                    |                          |   Security |    Direct   |                     |
|                                 |--------------------|--------------------------|            |    (D) or   |                     |
|                                 |  Date    | Expira- |              | Amount of |            |    Indirect |                     |
|                                 |  Exercis-| tion    |    Title     | Number of |            |    (I)      |                     |
|                                 |  able    | Date    |              |  Shares   |            |    (Instr.  |                     |
|                                 |          |         |              |           |            |    5)       |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:                                                                                            SEC 1473 (7/96)

(1) THIS JOINT FORM 3 IS BEING FILED TO REPORT THE ADDITION OF LEGACY STRATA, LLC, SAUL FAMILY HOLDINGS, LLC, MCCAMY CAPITAL, LLC
AND CLUB DEVELOPMENT ASSOCIATES, INC. TO THE "GROUP" THAT MAY BE DEEMED TO HAVE BEEN FORMED AS DESCRIBED IN FOOTNOTE (2) BELOW AS A
RESULT OF CERTAIN TRANSFERS BY MEMBERS OF THE ORIGINAL GROUP TO THEM OF SHARES OF COMMON STOCK OF SHAW INDUSTRIES, INC. EFFECTED AS
OF NOVEMBER 30, 2000 AND CONSENTED TO BY BERKSHIRE HATHAWAY INC. AS OF DECEMBER 1, 2000. THE DEEMED FORMATION OF THE ORIGINAL GROUP
WAS REPORTED IN A GROUP FORM 3 FILED ON OCTOBER 30, 2000. MR ROBERT E. SHAW WAS THE "DESIGNATED FILER" FOR THE ORIGINAL GROUP FILING
AND, FOR CONSISTENCY AND CONVENIENCE, IS SERVING AS THE "DESIGNATED FILER" FOR THIS JOINT FORM 3.

(2) IN CONNECTION WITH THE PROPOSED ACQUISITION OF SHAW INDUSTRIES, INC. ("SHAW") BY AN INVESTOR GROUP LED BY BERKSHIRE HATHAWAY
INC. ("BERKSHIRE"), BERKSHIRE AND SII ACQUISITION, INC. ("SII"), WHICH IS CURRENTLY WHOLLY OWNED BY BERKSHIRE, ENTERED IN (I) A
VOTING AGREEMENT, DATED AS OF OCTOBER 19, 2000 (AS AMENDED AND RESTATED AS OF OCTOBER 30, 2000, THE "VOTING AGREEMENT"), WITH EACH
OF ROBERT E. SHAW, THE JULIAN D. SAUL FAMILY TRUST, J.C. SHAW, SHAW FAMILY HOLDINGS, LLC, THE LINDA SAUL SCHEJOLA TRUST, JULIUS C.
SHAW, JR., R. JULIAN MCCAMY AND ELEANOR SHAW MCCAMY (COLLECTIVELY, THE "VOTING AGREEMENT SHAREHOLDERS"), AND (II) A CONTRIBUTION AND
PARTICIPATION AGREEMENT, DATED AS OF OCTOBER 19, 2000 (AS AMENDED AND RESTATED AS OF DECEMBER 1, 2000, THE "CONTRIBUTION
AGREEMENT"), WITH EACH OF ROBERT E. SHAW, ROBERT E. SHAW, L.P., ANNA SUE SHAW, ROBERT E. SHAW, JR., SUSAN S. YOUNG, THOMAS TRIPP
SHAW, LEWIS CLAYTON SHAW, THE JULIAN D. SAUL FAMILY TRUST, THE ANITA SAUL FAMILY TRUST, THE LITTLE FAMILY LIMITED PARTNERSHIP,
WILLIAM C. LUSK, VANCE D. BELL, GERALD EMBRY, SPRIGHT D. HOLLAND, KENNETH G. JACKSON, JEFFREY TODD MEADOWS, PERCY D. MERRITT, HENRY
H. LONG, JULIUS C. SHAW, JR. AND ANITA SAUL (COLLECTIVELY, THE "CONTINUING SHAREHOLDERS"). AS A RESULT OF THE VOTING AGREEMENT AND
THE CONTRIBUTION AGREEMENT, THE VOTING AGREEMENT SHAREHOLDERS AND THE CONTINUING SHAREHOLDERS MAY BE DEEMED TO HAVE FORMED A "GROUP"
WITH BERKSHIRE, SII AND WARREN E. BUFFETT (WHO THE JOINT FILERS BELIEVE MAY BE DEEMED TO CONTROL BERKSHIRE), UNDER SECTION 13(D) OF
THE SECURITIES EXCHANGE ACT OF 1934 AND SUCH "GROUP" AND/OR THE MEMBERS THEREOF MAY BE DEEMED "BENEFICIAL OWNERS" OF IN EXCESS 10%
OF SHAW'S ISSUED AND OUTSTANDING COMMON STOCK. IN ADDITION, AS A RESULT OF CERTAIN TRANSFERS OF SHARES OF SHAW COMMON STOCK, THE
PARTIES FILING THIS JOINT FORM 3 MAY BE DEEMED TO HAVE JOINED SUCH GROUPS. NONE OF THE JOINT FILERS HAS ANY PECUNIARY INTEREST IN,
AND DISCLAIMS BENEFICIAL OWNERSHIP WITH RESPECT TO, THE SHARES OF COMMON STOCK REPORTED AS OWNED BY ANY OTHER JOINT FILER, EXCEPT TO
THE EXTENT INDICATED HEREIN. THE VOTING AGREEMENT AND THE CONTRIBUTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY HAVE BEEN
PREVIOUSLY DISCLOSED IN THE DEFINITIVE PROXY STATEMENT FILED BY SHAW ON DECEMBER 8, 2000.

                                                                                  By:/s/ Robert R. Harlin                  12/11/00
** Intentional misstatements or omissions of facts constitute Federal Criminal       ---------------------------------   ----------
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                          ** Signature of Reporting Person          Date
                                                                                     Attorney in fact

Note. File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Name:                               Saul Family Holdings, LLC

Address:                            c/o Shaw Industries, Inc.
                                    616 East Walnut Avenue, Dalton, GA 30720

Designated Filer:                   Robert E. Shaw

Issue and Ticker Symbol:            Shaw Industries, Inc. (SHX)

Date of Event Reporting             11/30/2000
Statement:

Relationship of Reporting
Person to Issuer:                   Other (Part of 10% Beneficial Owner Group)

Title of Security      Amount of Securities   Ownership Form: Direct     Nature of Indirect
Beneficially Owned:    Beneficially Owned     (D) or Indirect (I)        Beneficial Ownership
--------------------   --------------------   -----------------------    ------------------------

Common Stock                  5,181,063                  D


Signature: By: /s/ Robert R. Harlin          Date: 12/11/00
               ----------------------             ----------
               Attorney-in-fact

Name:                               McCamy Capital, LLC

Address:                            c/o Shaw Industries, Inc.
                                    616 East Walnut Avenue, Dalton, GA 30720

Designated Filer:                   Robert E. Shaw

Issue and Ticker Symbol:            Shaw Industries, Inc. (SHX)

Date of Event Reporting             11/30/2000
Statement:

Relationship of Reporting
Person to Issuer:                   Other (Part of 10% Beneficial Owner Group)

Title of Security     Amount of Securities   Ownership Form: Direct    Nature of Indirect
Beneficially Owned:   Beneficially Owned     (D) or Indirect (I)       Beneficial Ownership
-------------------   --------------------   -----------------------   --------------------

Common Stock                1,838,771                  D


Signature: By: /s/ Robert R. Harlin          Date: 12/11/00
              ----------------------              ----------
              Attorney-in-fact

Name:                               Legacy Strata, LLC

Address:                            c/o Shaw Industries, Inc.
                                    616 East Walnut Avenue, Dalton, GA 30720

Designated Filer:                   Robert E. Shaw

Issue and Ticker Symbol:            Shaw Industries, Inc. (SHX)

Date of Event Reporting             11/30/2000
Statement:

Relationship of Reporting
Person to Issuer:                   Other (Part of 10% Beneficial Owner Group)

Title of Security      Amount of Securities    Ownership Form: Direct     Nature of Indirect
Beneficially Owned:    Beneficially Owned      (D) or Indirect (I)        Beneficial Ownership
-------------------    --------------------    -----------------------    --------------------

Common Stock                6,309,656                   D


Signature: By: /s/ Robert R. Harlin          Date: 12/11/00
              ----------------------              ----------
              Attorney-in-fact

Name:                               Club Development Associates, Inc.

Address:                            Shaw Industries, Inc.
                                    616 East Walnut Avenue, Dalton, GA 30720

Designated Filer:                   Robert E. Shaw

Issue and Ticker Symbol:            Shaw Industries, Inc. (SHX)

Date of Event Reporting             11/30/2000
Statement:

Relationship of Reporting
Person to Issuer:                   Other (Part of 10% Beneficial Owner Group)

Title of Security      Amount of Securities     Ownership Form: Direct    Nature of Indirect
Beneficially Owned:    Beneficially Owned       (D) or Indirect (I)       Beneficial Ownership
-------------------    --------------------     ----------------------    ------------------------
Common Stock                 110,526                       D


Signature: By: /s/ Robert R. Harlin          Date: 12/11/00
              ----------------------              ----------
              Attorney-in-fact

                               POWER OF ATTORNEY


The undersigned hereby authorizes Robert R. Harlin and Kenneth G. Jackson, and each of them, as attorney-in-fact and agent, with full power of substitution and resubstitution, to sign on his, her or its behalf and to file with the Securities and Exchange Commission any Schedule 13E-3, Schedule 13D and Forms 3, 4, or 5, and any and all amendments thereto, of the undersigned relating to the undersigned's stockholdings in Shaw Industries, Inc., the transactions contemplated by the Agreement and Plan of Merger dated as of October 19, 2000 by and among SII Acquisition Corp., Shaw Industries, Inc., and Berkshire Hathaway Inc., and any related agreements, granting to such attorney-in-fact and agent full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.


                                          Date: December 5, 2000


                                          LEGACY STRATA, INC.



                                          By: /s/ J.C. SHAW
                                              -------------------------------
                                          Name:  J.C. Shaw
                                          Title: Manager

                                          SAUL FAMILY HOLDINGS, INC.



                                          By: /s/ JULIAN D. SAUL
                                              -------------------------------
                                          Name:  Julian D. Saul
                                          Title: Manager

                                          MCCAMY CAPITAL, LLC



                                          By: /s/ R. JULIAN McCAMY
                                              -------------------------------
                                          Name:  R. Julian McCamy
                                          Title: Manager

                               POWER OF ATTORNEY


The undersigned hereby authorizes Robert R. Harlin and Kenneth G. Jackson, and each of them, as attorney-in-fact and agent, with full power of substitution and resubstitution, to sign on his, her, or its behalf and to file with the Securities and Exchange Commission any Schedule 13E-3, Schedule 13D and Forms 3, 4, or 5, and any and all amendments thereto, of the undersigned relating to the undersigned's stockholdings in Shaw Industries, Inc., the transactions contemplated by the Agreement and Plan of Merger dated as of October 19, 2000 by and among SII Acquisition Corp., Shaw Industries, Inc., and Berkshire Hathaway Inc., and any related agreements, granting to such attorney-in-fact and agent full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.


                                          Date: December 5, 2000


                                          CLUB DEVELOPMENT ASSOCIATES, INC.


                                          By: /s/ MIKE SANDERS
                                              -------------------------------
                                          Name:  Mike Sanders
                                          Title: President